UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2005

Open Solutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-02333-56	22-3173050

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

455 Winding Brook Drive, Glastonbury, CT	06033

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 652-3155

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On April 6, 2005, Ship Acquisition Corp. (“Ship”), a subsidiary of Open Solutions Inc. (the “Registrant”), purchased substantially all of the assets of S.O.S. Computer Systems, Inc. (“S.O.S”) pursuant to the terms of an Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of April 6, 2005, among Ship, S.O.S., the Clark Lindsay Ballantyne Trust , the Laura Ballantyne Warner Trust, the Dunster Family Trust and David Smart. S.O.S., headquartered in Orem, Utah, is a provider of in-house core data processing and associated support and services for approximately 120 credit unions across the United States. The aggregate consideration paid for the assets was $11,400,000, of which $1,368,000 is to be held in escrow for two years to secure indemnification obligations of S.O.S., subject to a purchase price adjustment based on S.O.S.’s net current assets as of April 6, 2005 and the collection of accounts receivable.

     The terms of the Asset Purchase Agreement were determined on the basis of arms-length negotiations. Prior to the execution of the Asset Purchase Agreement, to the best of the Registrant’s knowledge, neither the Registrant nor any of its affiliates, nor any of its directors or officers, nor any associate of any such director or officer, had any material relationship with S.O.S.

     The foregoing summary description of the terms of the transaction is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN SOLUTIONS INC.
Date: April 12, 2005	By:	/s/ Carl D. Blandino
Carl D. Blandino
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Asset Purchase Agreement, dated as of April 6, 2005, among Ship Acquisition Corp., S.O.S. Computer Systems, Inc., the Clark Lindsay Ballantyne Trust, the Laura Ballantyne Warner Trust, the Dunster Family Trust and David Smart.